                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           BANK OF BOSTON CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                      SAME
                     --------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:*

   4) Proposed maximum aggregate value of transaction:

   * Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

BANK OF BOSTON CORPORATION                                               [EAGLE]

100 FEDERAL STREET - BOSTON - MASSACHUSETTS 02110

                                                                  March 21, 1994

To our Common Stockholders:

    We are pleased to invite you to attend the Annual Meeting of Stockholders of Bank of Boston Corporation, which will be held on Thursday, April 28, 1994, at 10:30 a.m. in the Auditorium on the ground floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts.

    The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement set forth the business to come before this year's meeting.

    If you plan to attend the meeting, please bring a form of personal identification with you and, if you are acting as proxy for another, please bring written confirmation from the record owner that you are acting as proxy.

    Whether or not you expect to attend the meeting, please sign and date the enclosed form of proxy and return it promptly in the accompanying envelope to ensure that your shares will be represented. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person.

                                          Cordially,

            /s/ CHARLES K. GIFFORD                     /s/ IRA STEPANIAN

              CHARLES K. GIFFORD                           IRA STEPANIAN
                President and                          Chairman of the Board
           Chief Operating Officer                       of Directors and
                                                      Chief Executive Officer

                                     [EAGLE]

                           BANK OF BOSTON CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 28, 1994

To Common Stockholders of
  BANK OF BOSTON CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bank of Boston Corporation will be held in the Auditorium on the ground floor of The Federal Reserve Bank of Boston at 600 Atlantic Avenue, Boston, Massachusetts, on Thursday, April 28, 1994, at 10:30 a.m. (the "Meeting"), for the following purposes, all as set forth in the attached Proxy Statement:

        (1) To elect five Directors with terms expiring at the 1997 Annual Meeting of Stockholders;

        (2) To ratify the selection by the Board of Directors of Coopers & Lybrand as the Corporation's independent auditors for 1994;

        (3) To consider and act upon a Stockholder proposal described in the accompanying Proxy Statement, if such proposal is presented to the Meeting; and

        (4) To transact such other business as may properly come before the Meeting.

    The Board of Directors has fixed the close of business on March 9, 1994 as the record date for the Meeting.

    It is important that your shares be represented at the Meeting regardless of the number of shares you may hold. Please complete, sign and date the enclosed form of proxy and return it promptly in the enclosed envelope which requires no postage if mailed within the United States.

                                            By Order of the Board of Directors,

                                               /s/ GARY A. SPIESS

Boston, Massachusetts                            GARY A. SPIESS
March 21, 1994                                        Clerk

BANK OF BOSTON CORPORATION                                             [EAGLE]

100 FEDERAL STREET - BOSTON - MASSACHUSETTS 02110

                                PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 28, 1994

    This Proxy Statement, with the accompanying proxy card, is being mailed to Stockholders on March 21, 1994 and is furnished in connection with the solicitation of proxies by the Board of Directors of Bank of Boston Corporation (the "Corporation") to be used at the Annual Meeting of Stockholders to be held on April 28, 1994 (and any adjournment thereof) (the "Meeting").

                               VOTING INFORMATION

    Only holders of Common Stock, par value $2.25 per share, whose names appeared of record at the close of business on March 9, 1994 will be entitled to vote at the Meeting. On that date, 106,418,281 shares of Common Stock were issued and outstanding. Each issued and outstanding share of Common Stock will be entitled to one vote on each matter to be voted on at the Meeting and can be voted only if the owner of record is present to vote or is represented by proxy.

    If you sign, date and return the enclosed proxy in time for the Meeting and do not subsequently revoke it, your shares will be voted in accordance with your instructions as marked in the spaces provided for such purpose. If no instructions are specified, your shares will be voted FOR the matters numbered
(1) and (2) on the proxy card and AGAINST the Stockholder proposal.

    You may revoke your proxy at any time before it is exercised by returning to the Corporation another properly signed proxy representing such shares and bearing a later date or by otherwise delivering a written revocation to Gary A. Spiess, Clerk of the Corporation. Mr. Spiess' mailing address is Bank of Boston Corporation, P.O. Box 1864, 1-24-7, Boston, Massachusetts 02105. A Stockholder attending the Meeting may vote in person even though he or she may have previously filed a proxy.

    The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. The election of nominees for Director will be decided by plurality vote. The affirmative votes of the holders of at least a majority of the shares of the Common Stock represented and entitled to be voted at the Meeting are required to approve all other matters listed in the Notice of the Meeting.

    Under Massachusetts law and the Corporation's By-Laws, abstentions and broker non-votes will be treated as shares present or represented at the Meeting for quorum purposes. On each proposal considered at the Meeting, abstentions will have the effect of negative votes, while broker non-votes will be disregarded (i.e., they will not be considered shares entitled to be voted on the proposal).

                             ELECTION OF DIRECTORS

                                 (PROXY ITEM 1)

    Five Director nominees are standing for election at the Meeting for terms of office that will expire at the 1997 Annual Meeting of Stockholders. All of the nominees, except Mr. Van Faasen who was elected as a Director of the Corporation effective January, 1994, were elected at the 1991 Annual Meeting of Stockholders.

    Each Director will continue in office until the Director's term expires and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

    Management has made inquiries and believes that each of the nominees will be willing and able to serve if elected. If any of the nominees shall be unwilling or unable to serve, discretionary authority is reserved to vote for a substitute chosen by the Board of Directors, or the Board of Directors may reduce the number of Directors.

    Biographical information is set forth below with respect to the Director nominees and the Directors whose terms of office expire in 1995 and 1996.

                       NOMINEES FOR ELECTION AS DIRECTORS
             TERMS EXPIRE AT THE 1997 ANNUAL STOCKHOLDERS' MEETING

*GARY L. COUNTRYMAN                   Chairman and Chief Executive Officer of Liberty Mutual Insurance
  Age 54                              Company. President of Liberty Mutual Insurance Company from 1981 to
  Director since 1982                 1992, Chief Executive Officer since 1987 and Chairman since 1991;
                                      Director of The First National Bank of Boston (the "Bank") since 1982;
                                      Director of Boston Edison Company, The Neiman-Marcus Group, Inc. and
                                      Alliance of American Insurers.

J. DONALD MONAN                       President of Boston College, Chestnut Hill, Massachusetts. President
  Age 69                              of Boston College since 1972; Director of the Bank since 1976.
  Director since 1976

*RICHARD A. SMITH                     Chairman of the Board of Harcourt General, Inc. (a diversified company
  Age 69                              engaged in international and domestic publishing, insurance, and
  Director since 1973                 executive outplacement) and The Neiman-Marcus Group, Inc. (retail specialty stores); Chairman, President and Chief Executive Officer of
                                      GC Companies Inc. (exhibition of motion pictures). Chairman and Chief
                                      Executive Officer of Harcourt General, Inc. from 1985 to 1991 and
                                      Chairman of the Board since 1991; Chairman and Chief Executive Officer of The Neiman-Marcus Group, Inc. from 1987 to 1991 and Chairman of the
                                      Board since 1991; Chairman, President and Chief Executive Officer of
                                      GC Companies Inc. since December, 1993; Director of the Bank since
                                      1973; Director of Liberty Mutual Insurance Company and Liberty Mutual
                                      Fire Insurance Company.

*IRA STEPANIAN                        Chairman of the Board of Directors and Chief Executive Officer of the
  Age 57                              Corporation and of the Bank. President and Chief Executive Officer of
  Director since 1981                 the Corporation and the Bank from 1987 to 1989 and Chairman of the
                                      Board of Directors and Chief Executive Officer of both since 1989;
                                      Director of the Bank since 1981; Director of Liberty Mutual Insurance
                                      Company, Liberty Mutual Fire Insurance Company and New England
                                      Telephone and Telegraph Company.

WILLIAM C. VAN FAASEN                 President and Chief Executive Officer of Blue Cross and Blue Shield of
  Age 45                              Massachusetts, Inc. (non-profit health services company). Senior Vice
  Director since January, 1994        President of Operational Services of Blue Cross and Blue Shield of
                                      Michigan, Inc. from 1985 to 1990; Executive Vice President and Chief
                                      Operating Officer of Blue Cross and Blue Shield of Massachusetts, Inc.
                                      from 1990 to 1992 and President and Chief Executive Officer since
                                      1992; Director of the Bank since January, 1994.
- ---------------

* Member of the Executive Committee.

                                       DIRECTORS CONTINUING IN OFFICE
                           TERMS EXPIRE AT THE 1995 ANNUAL STOCKHOLDERS' MEETING
WILLIAM F. CONNELL                    Chairman and Chief Executive Officer of Connell Limited Partnership (a
  Age 55                              company primarily engaged in metals recycling and the manufacture of
  Director since February, 1993       industrial products). Chairman and Chief Executive Officer of Connell
                                      Limited Partnership since 1987; Director of the Bank since February,
                                      1993; Director of Boston Edison Company, Arthur D. Little, Inc.,
                                      Harcourt General, Inc. and North American Mortgage Company.

DONALD F. MCHENRY                     University Research Professor of Diplomacy and International
  Age 57                              Relations, Georgetown University, Washington, D.C. University Research
  Director since 1981                 Professor at Georgetown University since 1981 and President of The IRC
                                      Group since 1983; Director of the Bank since 1981; Director of
                                      American Telephone & Telegraph Company, Coca-Cola Company,
                                      International Paper Company and SmithKline Beecham, PLC.

THOMAS B. WHEELER                     President and Chief Executive Officer of Massachusetts Mutual Life
  Age 57                              Insurance Company. President of Massachusetts Mutual Life Insurance
  Director since 1989                 Company since 1987 and Chief Executive Officer since 1988; Director of the Bank since 1989; Director of Massachusetts Mutual Life Insurance
                                      Company and Textron, Inc.

ALFRED M. ZEIEN                       Chairman of the Board and Chief Executive Officer of The Gillette
  Age 64                              Company (manufacturer of consumer products). Elected Vice Chairman of
  Director since 1992                 the Board of The Gillette Company in 1981 and President and Chief
                                      Operating Officer and Chairman of the Board and Chief Executive
                                      Officer in 1991; Director of the Bank since 1992; Director of Polaroid
                                      Corporation, Raytheon Company, Repligen Corporation and Massachusetts
                                      Mutual Life Insurance Company.

                                       DIRECTORS CONTINUING IN OFFICE
                           TERMS EXPIRE AT THE 1996 ANNUAL STOCKHOLDERS' MEETING
*WAYNE A. BUDD                        Senior Partner, Goodwin, Procter & Hoar (law firm). Senior Partner,
  Age 52                              Budd, Wiley & Richlin from 1979 to 1989; United States Attorney,
  Director since February, 1993       District of Massachusetts, from 1989 to 1992; Associate Attorney
                                      General of the United States Department of Justice, from 1992 to
                                      January, 1993; Senior Partner, Goodwin, Procter & Hoar since February,
                                      1993; Director of the Bank since February, 1993.

ALICE F. EMERSON                      Senior Fellow, The Andrew W. Mellon Foundation; President Emerita of
  Age 62                              Wheaton College, Norton, Massachusetts. President of Wheaton College
  Director since 1977                 from 1975 to 1991; Senior Fellow, The Andrew W. Mellon Foundation
                                      since 1991; Director of the Bank since 1977; Director of Eastman Kodak
                                      Company, Champion International Corporation and AES Corporation.

*CHARLES K. GIFFORD                   President and Chief Operating Officer of the Corporation and of the
  Age 51                              Bank. Elected Vice Chairman of the Corporation and the Bank in 1987,
  Director since 1987                 President of both in 1989 and Chief Operating Officer of both in
                                      April, 1993; Director of the Bank since 1987; Director of
                                      Massachusetts Mutual Life Insurance Company and Boston Edison Company.

*PAUL C. O'BRIEN                      Chairman of the Board of New England Telephone and Telegraph Company.
  Age 54                              President and Chief Executive Officer of New England Telephone and
  Director since 1988                 Telegraph Company from 1988 to June, 1993 and Chairman of the Board since June, 1993; Director of the Bank since 1988; Director of
                                      Cambridge NeuroScience, Inc.

JOHN W. ROWE                          President and Chief Executive Officer of New England Electric System.
  Age 48                              President and Chief Executive Officer of Central Maine Power Company
  Director since 1989                 from 1984 to 1989; President and Chief Executive Officer of New
                                      England Electric System since 1989; Director of the Bank since 1989;
                                      Director of New England Electric System and UNUM Corporation.

- ---------------

* Member of the Executive Committee

BENEFICIAL OWNERSHIP OF SECURITIES

    The table below sets forth the beneficial ownership of the Corporation's
Common Stock by each current Director, by each Executive Officer whose name appears in the "Summary Compensation" table below and by all current Directors and Executive Officers of the Corporation as a group, as of February 25, 1994.
As of that date, current Directors and Executive Officers, in the aggregate, beneficially owned 2.13% of the Corporation's issued and outstanding Common
Stock. In addition to its Common Stock, the Corporation also has outstanding five series of nonvoting Preferred Stock. As of February 25, 1994, no current
Director or Executive Officer of the Corporation was the beneficial owner of any shares of the Corporation's Preferred Stock.

                                                       SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)
                                         ------------------------------------------------------------------------
                                            SOLE          SHARED       SOLE VOTING                      TOTAL
                                         VOTING AND     VOTING AND       BUT NO                         SHARES
         NAME OF INDIVIDUAL OR           INVESTMENT     INVESTMENT     INVESTMENT      RIGHT TO      BENEFICIALLY
           IDENTITY OF GROUP               POWER          POWER         POWER(2)        ACQUIRE         OWNED
         ---------------------           ----------     ----------     -----------     --------      ------------
Wayne A. Budd...........................       425           200(3)                                          625
John J. Carey...........................       672         1,155(3)                                        1,827
William F. Connell......................    25,425                                         8,540(4)       33,965
Gary L. Countryman......................     1,406                                                         1,406
Alice F. Emerson........................     1,889                                                         1,889
Charles K. Gifford......................    21,398           400(3)       47,450         272,801(5)      342,049
Peter J. Manning........................     3,522(6)      1,500(3)       20,200          62,025(5)       87,247
Donald F. McHenry.......................     3,465                                                         3,465
J. Donald Monan.........................       419                                                           419
Paul C. O'Brien.........................     2,846                                                         2,846
Edward A. O'Neal........................                                  28,000          64,500(5)       92,500
John W. Rowe............................       656                                                           656
William J. Shea.........................     2,000(7)                     20,000          35,000(5)       57,000
Richard A. Smith........................     2,669                                                         2,669
Ira Stepanian...........................   113,151        10,000(3)       68,250         411,378(5)      602,779
William C. Van Faasen...................       200                                                           200
Thomas B. Wheeler.......................     1,180                                                         1,180
Alfred M. Zeien.........................       919                                                           919
Charles A. Zraket.......................    10,719                                                        10,719
Directors and Executive Officers as a
  group.................................   251,383(8)     13,255         429,500       1,609,470       2,303,608

- ---------------

(1) Determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Individuals may disclaim beneficial ownership for other purposes. The number of shares of Common Stock beneficially owned by each Director or named Executive Officer does not equal or exceed 1% of the outstanding shares of Common Stock.

(2) Represents shares of restricted stock held for the individual under the Corporation's 1991 Long-Term Stock Incentive Plan (the "Stock Incentive Plan").

(3) The individual shares investment and voting power with his spouse or another relative as to these shares.

(4) Represents shares which Mr. Connell has a right to acquire through the conversion of the Corporation's 7 3/4% Convertible Subordinated Debentures Due 2011 ("Debentures").

(5) Represents shares which the individual has a right to acquire on or before April 26, 1994 through the exercise of stock options granted under the Corporation's 1982 or 1986 Stock Option Plans or the Stock Incentive Plan.

(6) Represents shares held for Mr. Manning's benefit by the Bank as Trustee under the Thrift Plan.

(7) Represents shares held by Mr. Shea's spouse.

(8) Includes 31,548 shares held for the benefit of 15 Executive Officers by the Bank as Trustee under the Thrift Plan.

    To the knowledge of the Corporation, no person or group owns beneficially more than five percent (5%) of the Corporation's Common Stock, other than FMR Corp. ("FMR") and Edward C. Johnson 3d, Chairman of FMR. As of December 31, 1993, FMR and Mr. Johnson beneficially owned 10,636,659 shares (9.96%) of the Corporation's Common Stock. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR and a registered investment advisor, is the beneficial owner of 9,682,549 of these shares as a result of acting as investment advisor to several registered investment companies (the "Funds"). The shares beneficially owned by Fidelity include 898,985 shares which may be acquired through the conversion of Debentures. Mr. Johnson, FMR, through its control of Fidelity, and the Funds each have sole power to dispose of all of the shares beneficially owned by Fidelity, and voting power as to such shares resides with the Funds' Boards of Trustees. Fidelity Management Trust Company ("FMTC"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR and a "bank" as defined in the Exchange Act, is the beneficial owner of 954,110 of the total shares beneficially owned by FMR and Mr. Johnson as a result of FMTC's serving as investment manager of several institutional accounts. The shares beneficially owned by FMTC include 57,644 shares which may be acquired through the conversion of Debentures. FMR, through its control of Fidelity, has sole dispositive power over all of the shares beneficially owned by FMTC, sole voting power with respect to 563,810 of such shares and no voting power with respect to 390,300 of such shares. The foregoing information is based upon the Schedule 13G, dated February 11, 1994, filed by FMR and Mr. Johnson with the Securities and Exchange Commission (the "SEC").

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Corporation's Executive Officers and Directors, and any persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership of securities with the SEC and the New York Stock Exchange. Executive Officers, Directors, and greater than 10% stockholders (of which, to the Corporation's knowledge, there currently are none) are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such reports received by it or written representations from certain reporting persons that no other reports were required, the Corporation believes that, during 1993, all Section 16(a) filing requirements applicable to its Executive Officers and Directors were complied with, except that (i) one report was filed late by Mr. Gifford, relating to four purchases by or on behalf of his children, (ii) one report was filed late by Mr. Shea, relating to one purchase by his wife and (iii) one report was filed late by Newton P.S. Merrill, a former Executive Officer of the Corporation, relating to three purchases by his children.

1993 MEETINGS AND STANDARD FEE ARRANGEMENTS OF THE BOARD OF DIRECTORS AND COMMITTEES

    1993 Meetings -- During 1993, the Board of Directors of the Corporation held 13 meetings. The Board has an Audit Committee, a Community Investment Committee and a Compensation and Nominating Committee, the members of which are appointed each year following the Annual Meeting of Stockholders. The Board also has an Executive Committee, the composition of which changes quarterly and which meets monthly. Each member of the Executive, Audit and Community Investment Committees of the Corporation is also a member of the corresponding committee of the Bank, and each member of the Compensation and Nominating Committee of the Corporation, when it is considering compensation matters, is also a member of the Compensation Committee of the Bank. No member of the Audit Committee is an employee of the Corporation or its subsidiaries. When the Compensation and Nominating Committee considers compensation matters, none of its members is an employee of the Corporation or its subsidiaries, and when it acts as a nominating committee, its members include the Chairman of the Board of Directors and Chief Executive Officer and the President and Chief Operating Officer of the Corporation.

    The functions of the Audit Committee include recommending the appointment of the Corporation's independent accountants, overseeing the duties of the Corporation's General Auditor and his or her staff and initiating and supervising examinations of the financial statements or activities of the Corporation. The committee also reviews the reports by bank regulatory authorities of their examinations of the Corporation and its subsidiaries and the reports of the General Auditor regarding his or her program of continuous financial or operational audits of the Corporation and its subsidiaries. The members of the Audit Committee are also members of the Audit Committee of the Bank and customarily hold joint meetings of both committees. The Bank's committee is also responsible for the annual trust audit of the fiduciary activities of the Bank.

    The Audit Committee of the Corporation held four meetings in 1993. As of March 21, 1994, its members were Messrs. Zraket (Chairman), Budd, McHenry, Wheeler and Zeien.

    The responsibilities of the Compensation and Nominating Committee of the Corporation include (i) approving salaries of top executives of several of the Corporation's subsidiaries, (ii) discharging duties under various benefit and incentive compensation plans for employees of subsidiaries and under deferred compensation arrangements with Directors and (iii) recommending to the Board of Directors candidates for appointment or election as Directors. The Bank's Compensation Committee has similar compensation responsibilities, including approving or recommending to its Board of Directors for approval salaries of certain senior executives of the Bank.

    In 1993, the Compensation and Nominating Committee held five meetings in its capacity as a compensation committee and one meeting in its capacity as a nominating committee. As of March 21, 1994, its members were Messrs. Countryman (Chairman), Connell and Rowe and Fr. Monan and, when the committee acts in its capacity as a nominating committee, its members include Messrs. Gifford and Stepanian.

    The Compensation and Nominating Committee will consider candidates for appointment or election as Directors proposed by the Chairman of the Board of Directors and Chief Executive Officer or the President and Chief Operating Officer, by any other officer of the Corporation, or by any Director or Stockholder. In addition, Stockholders who wish to directly nominate candidates for the Board of Directors must provide the Corporation with a timely written notice containing information about the candidate and the Stockholder making the nomination as required by the Corporation's By-Laws. Any such Stockholder should consult the By-Laws for the timing and other requirements of this notice. Stockholders seeking to propose candidates to the Compensation and Nominating Committee or to nominate candidates directly should submit such proposals or the required notices in writing to Gary A. Spiess, Clerk, Bank of Boston Corporation, P.O. Box 1864, 1-24-7, Boston, Massachusetts 02105.

    The Community Investment Committee of the Corporation reviews and oversees the policies of the Corporation's subsidiary banks relating to their responsibilities under the Community Reinvestment Act of 1977 and any similar federal or state laws or regulations. The members of the Community Investment Committee are also members of the Community Investment Committee of the Bank and customarily hold joint meetings of both committees.

    The Community Investment Committee of the Corporation held four meetings in 1993. As of March 21, 1994, its members were Fr. Monan (Chairman), Messrs. Budd, Carey, O'Brien and Wheeler and Ms. Emerson.

    In 1993, each Director attended at least 75% of the total number of meetings of the Board of Directors of the Corporation and the committees of the Corporation's Board on which he or she served, except Mr. Smith who attended 66% of such meetings.

    Fee Arrangements -- Fees are paid only to Directors who are not officers of the Corporation or the Bank. An annual cash retainer of $15,000 is paid to each Director of the Corporation, along with a fee of $1,000 for attendance at each meeting of the Board or a committee thereof. The Chairmen of the Corporation's Audit, Compensation and Nominating and Community Investment Committees and the Bank's Trust Committee receive annual retainers of $8,000, $5,000

$3,000 and $3,000, respectively. All annual retainers are prorated if a position is held for less than a year. The Directors do not receive additional fees or retainers for service on the Bank's Board of Directors or on the Bank's Audit, Compensation, Executive or Community Investment Committees (except that an additional attendance fee will be paid when a Bank Board or committee meeting is not held on the same day as the comparable Corporation Board or committee meeting).

    Under the Director Stock Award Plan approved by Stockholders at the 1993 Annual Stockholders' Meeting, each non-employee Director receives semi-annually an award of Common Stock having an aggregate fair market value of $5,000 for services rendered during the prior six-month period (or, in the case of the initial award made on July 1, 1993, during the prior two-month period). Awards are prorated in the case of any Director who was not a Director for all of the preceding award period. On July 1, 1993, each individual who was a non-employee Director at that time received an award of 202 shares of Common Stock under this plan.

    The outside Directors of the Corporation and the Bank may defer receipt of their cash fees and retainers. Deferred amounts are generally paid to the Director when the Director's term expires or to the Director's beneficiary in the event of death. At the election of the Director, deferred accounts periodically are adjusted to reflect changes in the performance of the Corporation's Common Stock, are credited with interest at the Bank's IRA Money Market Rate or, subject to certain restrictions, are credited at a rate of interest equal to 130% of an average of the ten-year U.S. Treasury note rate. The Corporation and the Bank have established trusts for the payment of deferred Director fees, which will be funded at the discretion of the Board of Directors or under circumstances constituting a change of control of the Corporation.

    Each outside Director of the Corporation qualifies for a retirement benefit from the Corporation after serving continuously for 60 months as a Director of the Corporation or the Bank, unless he or she resigns in order to serve on the board of an institution not affiliated with the Corporation. The annual retirement benefit equals the annual Director cash retainer in effect at the Director's retirement or earlier death. The payments continue for a period equal to the length of the individual's service as a Director, and certain survivor benefits are provided.

COMPENSATION OF EXECUTIVE OFFICERS

                         COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

    The Compensation and Nominating Committee (acting in its capacity as the Compensation Committee, referred to hereafter as the "Compensation Committee") has prepared the following report for inclusion in this Proxy Statement.

Compensation Philosophy

    This report reflects the Corporation's compensation philosophy as endorsed by the Board of Directors and the Compensation Committee and resulting actions taken by the Corporation and the Bank for 1993, as shown in the various tables supporting this report. The Compensation Committee either approves or recommends to the Board of Directors payment amounts and award levels for Executive Officers of the Corporation and its affiliates. With regard to compensation actions affecting Messrs. Stepanian or Gifford, all of the non-employee members of the Board of Directors act as the approving body with respect to the recommendations of the Compensation Committee.

    Essentially, the Corporation has designed its executive compensation program to:

    -- Support a pay for performance policy that differentiates compensation amounts based on a discretionary evaluation of performance results in three basic areas, ranked in the following order of importance: corporate, business unit and individual performance;

    -- Motivate key executives to achieve strategic business initiatives and reward them for their achievement;

    -- Provide compensation opportunities which are comparable to those offered by the Comparator Banks Group (as defined below), thus allowing the Corporation to compete for and retain talented executives who are critical to the Corporation's long-term success; and

    -- Align the interests of executives with the long-term interests of Stockholders through award opportunities that can result in the ownership of Common Stock.

    As an executive's level of responsibility increases, a greater portion of potential total compensation is based on stock-and cash-based incentives and less on salary and employee benefits, often causing greater variability in the individual's absolute compensation level from year to year.

    At present, executive compensation is composed of salary, annual incentive opportunities, long-term incentive opportunities in the form of stock options and restricted stock and benefits typically offered to executives by the Comparator Banks Group. These key elements are designed to provide a competitive, well-balanced total compensation program which is supportive of the Corporation's strategies.

    Each year, the Corporation participates in several compensation studies to determine the competitiveness of its executive compensation program. The comparator group used for this compensation analysis covers a cross-section of large regional and money center banks ("the Comparator Banks Group"), including those with a significant international presence. This group provides a relevant competitive frame of reference covering the three strategic focal points of the
Corporation: domestic wholesale, retail and international. Specific banks were selected on the basis of loan volume, international presence, business diversity and complexity, competitive similarity, corporate strategy and asset size.

    The banks within the Comparator Banks Group are included in the Keefe, Bruyette & Woods 50 Bank Index ("KBW 50") used in the Five-Year Stockholder Return comparison which is found at the end of the discussion of compensation of Executive Officers. The Compensation Committee believes that, while the KBW 50 provides a broader measure of investment performance in the banking industry, the Comparator Banks Group used for compensation analysis represents the Corporation's most direct competitors for executive talent.

    The value of the total compensation program for achieving targeted performance will be positioned within a range around the median of total compensation provided by the Comparator Banks Group. The mix of elements is designed to approximate the profile of the Comparator Banks Group for target performance. Merit salary increases, annual bonuses and long-term incentives are the variable pay elements used to differentiate performance above or below expectations.

Base Salary

    The purpose of base salary is to attract and retain key executives who are critical to the Corporation's long-term success by providing a basic level of income that recognizes the market value of the position as well as the individual's performance and experience. Average salaries are targeted to be in a range around the median of the Comparator Banks Group. Individual salary adjustments are determined by considering the following factors: the individual's personal contribution to business unit and corporate results, the individual's actual salary level relative to the median for comparable positions in the Comparator Banks Group and the Corporation's overall salary budget for the year. While no specific weighting is determined, all of these factors are important, with judgment exercised by the Compensation Committee in determining individual salary adjustments. In setting salaries for 1993, the Compensation Committee reviewed Comparator Banks Group data for 1992. According to this data, salaries for 1993 were within the range targeted by the Compensation Committee.

Annual Discretionary Bonus

    Bonuses are awarded under the Corporation's Performance Recognition Opportunity Plan (the "Performance Plan"). The purpose of the Performance Plan is to reward and motivate executives for the achievement of strategic business initiatives in a given year in support of a pay for performance philosophy. This philosophy differentiates compensation based on the Compensation Committee's discretion in evaluating results in three basic areas, ranked in the following order of importance: corporate, business unit and individual performance. Target award opportunities for achieving expected performance are established for each executive position. Targets are set within a range around the median annual bonus payouts for comparable positions in the Comparator Banks Group. Actual awards may be above or below market depending on performance. Performance is measured primarily on results achieved against internal goals. The goals for 1993, which were not specifically weighted in terms of relative importance, are described below under the heading "Chief Executive Officer Compensation for 1993." The Compensation Committee may also review other internal and external criteria in determining bonus funding levels and individual awards. In setting bonus awards for 1993, the Compensation Committee reviewed Comparator Banks Group data for 1992. According to this data, bonuses for 1993 were within the range targeted by the Compensation Committee.

Long-Term Stock Incentive

    Stock options and restricted stock are awarded under the Corporation's 1991 Long-Term Stock Incentive Plan (the "Stock Incentive Plan"). The purpose of the Stock Incentive Plan is to provide a focus on the achievement of future long-term results by aligning the interest of the executive with the interests of stockholders through the use of awards based on individual performance. Stock options and restricted stock are also designed to help retain key executives. Both the annual stock awards to Executive Officers and the aggregate annual share usage under the plan are targeted to be within a range around the median award levels and share usage of the Comparator Banks Group.

    In setting the level of stock awards in 1993, the Compensation Committee reviewed Comparator Banks Group data for 1992. According to this data, stock option and restricted stock awards made in 1993 were below the range targeted by the Compensation Committee. This was due, in part, to the level of stock awards made in 1991 and 1992 which, while within the range of stock awards made by the Comparator Banks Group, was high relative to the Corporation's past practices in order to provide an incentive to turn performance around and to retain highly qualified executives during a difficult economic period. In determining stock awards, the Compensation Committee first establishes the total number of shares subject to an award and then allocates the total between stock options and restricted stock. For awards made in 1993, the ratio of stock options to restricted stock was set at 4:1, which reflected the prevailing practices of the Comparator Banks Group as set forth in a survey provided by an independent consulting firm.

    In granting or recommending the grant of stock options and restricted stock to Executive Officers, the Compensation Committee takes into account the executive's level of responsibility and past contributions to the Corporation, as well as the practices of the Comparator Banks Group as verified by external surveys conducted annually. Past contributions are measured on an individual basis by considering actual results achieved against established goals which are linked to business unit and corporate business plans. Performance measures for both individual business units and the Corporation as a whole include pretax income, noninterest expense, the ratio of noninterest expense to total revenue (the "operating ratio"), credit quality (which, for the Corporation, is based on a measure of the Corporation's lower quality credit exposures compared to capital) and progress against strategic initiatives (including, for stock awards made in 1993, the reinstatement of the dividend on the Corporation's Common Stock in 1992, upgrades in debt ratings assigned by rating agencies, significant announced or completed bank acquisitions and improved standing with bank regulators). While no specific weighting is determined, all performance measures represent important factors, with judgment exercised by the Compensation Committee in granting or recommending the grant of stock awards.

Chief Executive Officer Compensation for 1993

    Effective April 5, 1993, the Board of Directors increased Mr. Stepanian's annual salary from $725,000 to $785,000. This increase reflected the Board's assessment of his performance over the prior fifteen-month period and recognized the continued improvement in the Corporation's earnings performance, capital ratios, credit quality and the operating ratio during this period. The Compensation Committee also considered Comparator Banks Group market base salary data provided by an independent consulting firm.

    The Compensation Committee established goals for pretax income, noninterest expense, the operating ratio and credit quality at the beginning of the year to provide a basis for bonus awards to Mr. Stepanian and the other Executive Officers. While no specific weighting is determined, all goals represent important factors, with judgment exercised by the Compensation Committee in conducting a thorough assessment of the 1993 results of the Corporation. All goals were exceeded in 1993. Based on these results, Mr. Stepanian was awarded a bonus of $800,000 for 1993 performance.

    Mr. Stepanian was awarded 24,000 stock options and 6,000 shares of restricted stock in 1993. These awards supported the Compensation Committee's interest in linking Mr. Stepanian's compensation to the longer term performance of the Corporation. These awards also recognized his leadership in continuing to improve the Corporation's earnings, credit quality and capital strength during 1992.

Deductibility of Executive Compensation under the Internal Revenue Code

    Under the provisions of the Omnibus Budget Reconciliation Act of 1993, beginning in 1994, a publicly held corporation may not deduct in any taxable year compensation in excess of one million dollars paid to its chief executive officer or its four other most highly compensated officers. However, proposed Internal Revenue Service ("IRS") regulations and transition rules of Section 162(m) of the Internal Revenue Code (the "Code") specify certain conditions which, if satisfied, will qualify compensation for deductibility even if it exceeds one million dollars.

    The Compensation Committee has reviewed the new tax provisions and has conducted a preliminary assessment of their potential impact on the Corporation. Based on this review, the Compensation Committee has concluded that, in view of the applicability of the IRS' proposed transition rules to certain past and future awards under the Corporation's incentive plans, the short-term impact of these provisions on the Corporation will not be material. The Compensation Committee therefore does not intend, at this time, to amend existing plans or take any other actions in response to Section 162(m) of the Code. The Compensation Committee plans to monitor the impact of Section 162(m) on an annual basis in order to balance the benefits of favorable tax treatment for the Corporation with a need to apply prudent judgment in carrying out the Corporation's pay for performance executive compensation philosophy.

    This report was submitted by the Compensation Committee, which consists of the following non-employee Directors:

            Gary L. Countryman, Chairman         J. Donald Monan
            William F. Connell                   John W. Rowe

                 EXECUTIVE COMPENSATION TABLES AND INFORMATION

    The tables that appear below, along with the accompanying text and footnotes, provide information on compensation and benefits for the named
Executive Officers, as determined by SEC requirements. All the data regarding values for stock options and grants of restricted stock are hypothetical in terms of the amounts that an individual may or may not receive because such amounts are contingent on continued employment with the Corporation and the price of the Common Stock. All year-end values shown in these tables for outstanding stock options and restricted stock reflect a price of $23.00 per share, which was the closing price of the Common Stock for December 31, 1993, as reported in the "New York Stock Exchange Composite Transactions" section of the Eastern Edition of The Wall Street Journal.

    The following table displays compensation information for the past three fiscal years for each of the named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                                        -----------------------
                                       ANNUAL COMPENSATION(1)                   AWARDS
                                 -----------------------------------    -----------------------
                                                        OTHER ANNUAL    RESTRICTED   SECURITIES     ALL OTHER
       NAME AND                                         COMPENSATION      STOCK      UNDERLYING    COMPENSATION
  PRINCIPAL POSITION   YEAR      SALARY     BONUS(2)        (3)         AWARDS(4)    OPTIONS(#)        (5)
  ------------------   ----      ------     --------    ------------    ---------    ----------    ------------
I. Stepanian..........  1993    $768,846    $800,000            --      $153,000       24,000 shs.   $ 50,265
  Chairman/CEO          1992     696,955     600,000            --       350,000       75,786(6)       43,980
                        1991     650,000           0            --       198,906       71,250              --

C.K. Gifford..........  1993     550,000     550,000            --       107,100       16,800          35,801
  President/COO         1992     517,948     455,000            --       250,000       37,500          31,742
                        1991     450,000           0            --       131,906       47,250              --

E.A. O'Neal...........  1993     400,000     300,000      $128,698        76,500       12,000           6,230
  Vice Chairman         1992     153,601(7)  400,000(7)    320,145       354,375 (7)   70,000(7)        2,080
                        1991          --          --            --            --           --              --

W.J. Shea.............  1993     305,000(8)  400,000(8)         --       268,750 (8)   35,000(8)        2,989
  Vice Chairman, CFO    1992          --          --            --            --           --              --
  and Treasurer         1991          --          --            --            --           --              --

Peter J. Manning......  1993     245,000     140,000            --        45,900        7,200          10,165
  Executive Director    1992     236,859     130,000            --        68,000       13,600           9,667
                        1991     225,000     100,000            --        83,750       30,000              --

- ---------------

(1) Salary and bonus amounts include portions deferred under the Corporation's Non-Qualified Deferred Compensation Plan for Executives (the "Deferral Plan") and the Thrift Plan.

(2) Except as otherwise indicated, bonus amounts shown were awarded under the Performance Plan for performance during the year indicated.

(3) During 1992 and 1993, none of the named Executive Officers, except for Mr. O'Neal, received perquisites or other personal benefits in an amount sufficient to require reporting under SEC rules. The amounts shown for Mr. O'Neal include payments by the Bank of $124,698 in 1993 and $320,145 in 1992 in connection with his relocation upon being hired by the Bank. Information for 1991 is not required to be disclosed.

(4) The values shown are based on the Common Stock closing price on the date of each grant, rather than the year-end closing price.

                                       14

    As of December 31, 1993, each of the named Executive Officers held the following number of restricted shares having the corresponding year-end market values:

                                            AS OF DECEMBER 31, 1993
                                          ---------------------------
                                           TOTAL NUMBER
                                               OF
                                            RESTRICTED     AGGREGATE
           NAME                            SHARES HELD    MARKET VALUE
           ----                           ------------    ------------
           I. Stepanian..................     47,250       $1,086,750
           C.K. Gifford..................     32,450          746,350
           E.A. O'Neal...................     18,000          414,000
           W.J. Shea.....................     10,000          230,000
           P.J. Manning..................     15,200          349,600

   These shares vest over a five-year period, with one-third of the shares vesting on each of the third, fourth and fifth anniversaries of the grant date, if the executive is then employed by an affiliate of the Corporation; provided that the shares will vest immediately upon the executive's death, retirement or disability. Half of the shares delivered to the executive on each designated anniversary date will remain subject to certain transferability restrictions until the earliest of ten years after the grant date, the date on which the executive attains age 55 or the date of the executive's death or disability. The Compensation Committee or the Board of Directors may remove or modify restrictions on restricted stock at any time. In addition, for awards made during 1993, restrictions would automatically lapse upon a change of control of the Corporation. Dividends are paid on the restricted stock reported in the table to the same extent as they are paid on the Corporation's Common Stock generally.

(5) Includes matching employer contributions and credits under the Thrift Plan and the Deferral Plan for the named Executive Officers as follows:
    1993 -- Mr. Stepanian, $30,754; Mr. Gifford, $22,000; and Mr. Manning, $9,800; and 1992 -- Mr. Stepanian, $27,878; Mr. Gifford, $20,718; and Mr.
    Manning, $9,474. Also includes interest credited on previously earned salary and bonuses deferred under the Deferral Plan or similar arrangements, to the extent such credits were made at a rate that exceeded a rate determined by SEC rules, as follows: 1993 -- Mr. Stepanian, $19,511; Mr. Gifford, $13,801; Mr. O'Neal, $6,230; Mr. Shea, $2,989; and Mr. Manning, $366; and 1992 -- Mr.
    Stepanian, $16,102; Mr. Gifford, $11,024; Mr. O'Neal, $2,080; and Mr. Manning, $193. Information for 1991 is not required to be disclosed.

(6) Includes a "reload" option grant of 23,286 shares. See discussion below in footnote 2 to the "Option Grants in 1993" table.

(7) Mr. O'Neal joined the Corporation in August of 1992. Prior to joining the Corporation, Mr. O'Neal signed a written offer of employment providing for
    (i) an initial annual salary of $400,000, (ii) a minimum bonus of $200,000 under the Performance Plan for 1992, (iii) awards of 70,000 stock options and 15,000 shares of restricted stock upon the commencement of his employment and (iv) a one-time credit of $200,000 to a deferred compensation account in his name. Interest on the deferred amount will accrue at the rate set forth in the Deferral Plan. The account balance is subject to forfeiture if Mr. O'Neal's employment with the Bank terminates before he reaches age
    55. In the event of such a termination, he would receive a separation payment of $100,000. Mr. O'Neal's offer letter also contained a provision, which expired at the end of 1993, under which he would have received a payment equal to his annual base salary if he had resigned because of a substantial reduction in job responsibilities or if the Bank had terminated his employment (other than for cause). Mr. O'Neal's bonus for 1992, as shown in the table, consists of the Performance Plan bonus and the deferred compensation credit described in items (ii) and (iv) above.

(8) Mr. Shea joined the Corporation in January of 1993. Prior to joining the Corporation, Mr. Shea signed a written offer of employment providing for (i) an initial annual salary of $325,000, (ii) a hiring bonus of $125,000, (iii) a minimum bonus of $125,000 under the Performance Plan for 1993 and (iv) awards of 35,000 stock options and 10,000 shares of restricted stock upon the commencement of his employment. This offer letter was approved by the Compensation Committee in December of 1992. Mr. Shea's bonus for 1993, as shown in the table, consists of the $125,000 hiring bonus plus a bonus of $275,000 under the Performance Plan.


                            STOCK-BASED COMPENSATION

    The following table provides details regarding stock options granted to the named Executive Officers in 1993 under the Stock Incentive Plan or the Corporation's 1986 Stock Option Plan. In addition, in accordance with SEC rules, this table shows hypothetical gains on a pre-tax basis, or "option spreads," that would exist for the respective options granted in 1993 to the named
Executive Officers. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. To put this data into perspective, the resulting stock prices for the grants expiring on February 25, 2003 would be $41.54 at a 5% rate of appreciation and $66.14 at a 10% rate of appreciation, and for the grant expiring on January 19, 2003, $43.78 at a 5% rate of appreciation and $69.71 at a 10% rate of appreciation.

                                              OPTION GRANTS IN 1993

                                                  INDIVIDUAL GRANTS                             POTENTIAL
                                ------------------------------------------------------       REALIZABLE VALUE
                                                     % OF                                       AT ASSUMED
                                                     TOTAL                                   ANNUAL RATES OF
                                   NUMBER OF        OPTIONS                                    STOCK PRICE
                                  SECURITIES        GRANTED                                  APPRECIATION FOR
                                  UNDERLYING          TO        EXERCISE                       OPTION TERM
                                OPTIONS GRANTED    EMPLOYEES     PRICE      EXPIRATION        ----------------
NAME                               (#)(1)(2)        IN 1993    ($/SH.)(3)     DATE(4)         5%           10%
- ----                            ---------------    ---------   ----------   ----------        --           ---
I. Stepanian..................       24,000 shs.      4.32%      $ 25.50      2/25/03     $384,960    $  975,360

C.K. Gifford..................       16,800           3.02         25.50      2/25/03      269,472       682,752

E.A. O'Neal...................       12,000           2.16         25.50      2/25/03      192,480       487,680

W.J. Shea.....................       35,000           6.30        26.875      1/19/03      591,675     1,499,225

P.J. Manning..................        7,200           1.30         25.50      2/25/03      115,488       292,608

- ---------------

(1) Fifty percent of the stock options granted to Messrs. Stepanian, Gifford, O'Neal and Manning are exercisable at the date of grant and the remaining 50% vest and become exercisable one year after the date of grant. The stock options granted to Mr. Shea vest and become exercisable in four equal annual installments beginning on the grant date. The Compensation Committee or the Board of Directors may accelerate the exercisability of stock options, in whole or in part, at any time. In addition, the exercisability of stock options granted during 1993 would automatically accelerate upon a change of control of the Corporation.

(2) The stock options granted to Messrs. Stepanian, Gifford, O'Neal and Manning have a replenishment provision which provides for a "reload" option grant if an optionee uses previously acquired shares of Common Stock to pay the exercise price of a stock option. The reload option granted will equal the number of whole shares tendered, and the new exercise price will be the closing price of the Common Stock on the date the underlying stock option is exercised. The new option will have the same expiration date as the original option.

(3) The exercise price of all stock options may be no less than the closing price of the Common Stock on the date of the grant.

(4) All stock options expire 10 years after the date of grant.

    None of the named Executive Officers exercised stock options during 1993. The following table shows the number of shares underlying both "exercisable" (i.e., vested) and "unexercisable" (i.e., unvested) stock options as of December 31, 1993. In addition, this table reports the values of "in-the-money" options, which reflect the positive spread between the exercise price of any such existing stock options and the year-end per share price of the Common Stock of $23.00.

                          YEAR-END 1993 OPTION VALUES

                                                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                         OPTIONS AT YEAR-END(#)               AT YEAR-END
                                                       ---------------------------    ---------------------------
NAME                                                   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
- ----                                                   -----------   -------------    -----------   -------------
I. Stepanian..........................................   358,959 shs.    12,000 shs.  $1,251,522      $       0
C.K. Gifford..........................................   248,992          8,400        1,191,588              0
E.A. O'Neal...........................................    41,000         41,000                0              0
W.J. Shea.............................................     8,750         26,250                0              0
P.J. Manning..........................................    52,175          3,600          201,300              0

                              RETIREMENT BENEFITS

    The following table shows the years of service and the estimated annual retirement benefits payable at the Corporation's normal retirement age of 65 to each of the named Executive Officers in the form of a single lifetime annuity based on: current salary; average bonus awarded for the past five years (or, for Messrs. O'Neal and Shea, estimated future bonuses); and an assumed future annual interest rate of 7.5% on each individual's cash balance account:

                                                                        PRIOR YEARS OF      ESTIMATED ANNUAL
                                                                       SERVICE AT AGE 65   RETIREMENT BENEFITS
                                                                       -----------------   -------------------
I. Stepanian...........................................................         38               $706,753
C.K. Gifford...........................................................         41                572,840
E.A. O'Neal............................................................         17                144,430
W.J. Shea..............................................................         20                139,353
P.J. Manning...........................................................         32                187,235

    The estimates shown reflect the current cash balance formula discussed below, plus any accrued benefits (computed as a single lifetime annuity) under the prior plan formula for service through December 31, 1988. For service periods after December 31, 1988, credits are made annually to an individual's account at a rate ranging from zero to 11% of the Executive Officer's salary and bonus (as reported in the Summary Compensation Table), depending on the individual's age and years of service. The maximum credit is made for an individual with 20 to 34 years of service and no credit is made for an individual with less than one year of service or 40 or more years of service. An individual whose employment commences after age 40 receives an additional year of service for each year by which his or her age at commencement exceeds 40. In addition, interest ranging from a minimum of 5.5% to a maximum of 10% will be credited annually on an individual's beginning-of-the-year account balance. Subject to these minimum and maximum percentages, the interest credit percentage will represent the average three-month Treasury Bill rate for the calendar year plus 0.5%. These benefits are provided under a combination of the Bank's tax-qualified retirement plan and supplemental plans. The supplemental plans provide retirement income payments to cover benefits not payable under the tax-qualified plan due to limitations imposed by tax law and the exclusion of bonus awards from the basic retirement plan formula.

                          SUPPLEMENTAL DEATH BENEFITS

    The Bank is providing for Messrs. Stepanian and Gifford supplemental post-retirement death benefits of up to $1,000,000, increased for any tax liability. These benefits are integrated with the term life insurance benefit offered to all retired employees. In order to receive this full supplemental benefit, an individual must have 10 years of service and retire after age 62; the benefit is reduced to 90% if retirement occurs at age 61, and to 80% at age 60; if retirement occurs before age 60, there is no supplemental benefit.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Countryman, Connell, Rowe, Smith and Stephen J. Sweeney (who was a Director until April 22, 1993) and Fr. Monan served as members of the Compensation Committee during 1993. None of these individuals had any transactions or relationships with the Corporation in 1993 requiring specific disclosure under SEC rules. For a general description of the types of transactions and relationships Directors and Executive Officers of the Corporation and their associates may have had with the Corporation and/or its affiliates during 1993, see "Indirect Interest of Directors and Executive Officers in Certain Transactions" below.

    During 1993, there were no "interlocking" or cross-board memberships that are required to be disclosed under SEC rules, except for the following: Mr. Stepanian was a director of Liberty Mutual Insurance Company (but not on Liberty Mutual's compensation committee); Mr. Countryman, the Chairman and Chief Executive Officer of Liberty Mutual, was the Chairman of the Corporation's Compensation Committee. Mr. Countryman has been the Chairman of the Compensation Committee for the past six years.

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

    The following table compares the total return on the Corporation's Common
Stock over the last five years to the S&P 500 and the KBW 50. The KBW 50 is comprised of 50 of the nation's largest banks, including all money-center and most major regional banks. Total return values for these indices were calculated based on cumulative total return values, assuming reinvestment of dividends.

               COMPARISONS OF FIVE-YEAR TOTAL STOCKHOLDER RETURNS

        MEASUREMENT PERIOD            BANK OF BOSTON
       (FISCAL YEAR COVERED)            CORPORATION        S & P 500          KBW 50
               1988                        $100              $100              $100
               1989                          85               132               119
               1990                          31               128                85
               1991                          58               167               135
               1992                         129               179               172
               1993                         118               197               182

INDIRECT INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN CERTAIN TRANSACTIONS

    Some Directors and Executive Officers of the Corporation and their associates were customers of and had transactions with or involving the Bank and/or one or more of the Corporation's other subsidiaries in the ordinary course of business during 1993. Additional transactions may be expected to take place in the ordinary course of business in the future. Some of the Corporation's Directors are directors, officers, trustees or principal security holders of corporations or other organizations which were customers of, or had transactions with, the Bank and/or one or more of the Corporation's other affiliates in the ordinary course of business during 1993. In addition, Mr. Budd is a Senior Partner at Goodwin, Procter & Hoar, a law firm which the Corporation has retained from time to time in connection with various legal matters.

    The outstanding loans and commitments to, and other financial transactions with, Directors or Executive Officers of the Corporation or to or with persons or business entities affiliated with Directors or Executive Officers of the Corporation were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collection or present other unfavorable features. In addition to banking and financial transactions, the Bank and other subsidiaries of the Corporation, but not the Corporation itself, have had additional transactions with, or have used products or services of, various organizations of which Directors of the Corporation are directors or officers. The amounts involved have in no case been material in relation to the business of the Bank or other subsidiaries of the Corporation, and it is believed that they have not been material in relation to the business of such other organizations. It is expected that the Bank and other subsidiaries of the Corporation will continue to have similar transactions with, and use products or services of, such organizations in the future.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

                                 (PROXY ITEM 2)

    The firm of Coopers & Lybrand has been selected by the Board of Directors, subject to ratification by the Stockholders, to be the Corporation's independent auditors for 1994. Coopers & Lybrand, independent certified public accountants, has served as independent auditors of the Bank and its subsidiaries since 1969, and of the Corporation since it commenced activity in 1971, and has wide experience in bank accounting and auditing. Neither the firm nor any of its partners has any direct or indirect financial interest in, or any connection (other than as independent auditors) with, the Corporation or the Bank or any of the Corporation's other subsidiaries. Representatives of Coopers & Lybrand are expected to be present at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

    The consolidated financial statements of the Corporation for the year ended December 31, 1993 have been audited and reported upon by Coopers & Lybrand. In connection with its independent audit function during 1993, Coopers & Lybrand also reviewed certain filings with the SEC, audited the financial statements of certain subsidiaries and affiliates and issued reports in specific areas. In addition, Coopers & Lybrand performed certain non-audit services including consultations with the Corporation and its subsidiaries regarding systems, policies, procedures, internal controls, potential acquisitions, reviews of certain tax returns, provision of income tax services to certain officers of the Corporation and expatriate employees and assistance in other operational projects. All of the professional services provided by Coopers & Lybrand during 1993 were furnished at customary rates and terms. Should the selection of Coopers & Lybrand as independent auditors of the Corporation not be ratified by the Stockholders, the Board of Directors will reconsider the matter.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE FIRM OF COOPERS & LYBRAND AS INDEPENDENT AUDITORS TO EXAMINE THE CORPORATION'S FINANCIAL STATEMENTS FOR THE CURRENT FISCAL YEAR.

                              STOCKHOLDER PROPOSAL

                                 (PROXY ITEM 3)

    Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, D.C. 20037, who holds of record 300 shares of the Corporation's Common Stock, has informed the Corporation that she intends to introduce the following proposal for action at the Meeting:

        RESOLVED: That the stockholders recommend that the Board of Directors take the necessary steps to change the Annual Meeting date to the fourth Thursday of March.

The statement submitted in support of this Stockholder Proposal is as follows:

    Recently the Annual Meetings were held on a date where another major corporation met. Until a few years ago, the Company has met on a date where more independent non-employee shareholders could meet.

    The many problems the Company faces makes maximum attendance by outside independent stockholders especially desirable.

    During 1993 Bank of Boston met on one of the busiest annual meeting dates of the year.

    If you AGREE, please mark your proxy FOR this resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

    The Corporation's By-Laws currently provide that the Annual Meeting of Stockholders is to be held on a date determined each year by the Board of Directors. The flexibility provided by the By-Laws allows the Board to take into consideration all relevant factors in setting the meeting date. One of the factors that affects the meeting date is the time required to prepare the Proxy Statement, particularly in light of the SEC's recently expanded executive compensation disclosure requirements. In addition, the April Annual Meeting dates selected by the Board for 1993 and 1994 have enabled the Corporation to include in the Proxy Statement the most current bonus compensation information. If the Corporation were to adopt the Annual Meeting date set forth in the proposal, this information would not be available in time for inclusion in the Proxy Statement. The Corporation also would be forced to incur increased costs related to the accelerated preparation, printing and distribution of the Proxy Statement.

    The Corporation encourages all Stockholders to attend the Meeting in person if possible but recognizes that, due to the large number of Stockholders involved, any date selected may be convenient for some Stockholders and present a conflict for others. The Board of Directors believes that it is in the best interest of the Corporation and its Stockholders to retain the flexibility provided in the By-Laws and not be limited to the Annual Meeting date specified in the proposal.

    FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

    Stockholders who wish to submit proposals pursuant to Rule 14a-8 under the Exchange Act at the 1995 Annual Meeting of Stockholders will be required to deliver the proposals to the Corporation on or prior to November 21, 1994. The Corporation's By-Laws also contain certain provisions which impose additional requirements upon the submission of Stockholder nominations for Director and other Stockholder proposals. Please forward any such proposals or the required notices to Gary A. Spiess, Clerk, Bank of Boston Corporation, P.O. Box 1864, 1-24-7, Boston, Massachusetts 02105.

                                 OTHER MATTERS

    The Board of Directors knows of no business which will be presented for consideration at the Meeting other than those items set forth in this Proxy Statement. The enclosed proxy confers upon each person entitled to vote the shares represented thereby discretionary authority to vote such shares with respect to any other matter which may be properly presented for action at the Meeting.

                           BY-LAWS OF THE CORPORATION

    Since last year's Annual Meeting of Stockholders, there have been two amendments to the By-Laws of the Corporation by the Board of Directors. The By-Laws were amended on April 22, 1993 to revise the description of the office of President to provide that the President has the duties of Chief Operating Officer. In connection with certain organizational and management changes implemented by the Corporation, the By-Laws were amended on October 28, 1993 to revise the description of the office of Vice Chairman and the responsibilities of such office.

    A copy of the amended By-Laws of the Corporation may be obtained without charge by a Stockholder upon written request addressed to the Clerk of the Corporation at the address set forth above and copies of the amended By-Laws will be made available at the Meeting.

                            EXPENSES OF SOLICITATION

    The Corporation will bear the cost of preparing, assembling and mailing the Notice, Proxy Statement and form of proxy for the Meeting. Solicitation of proxies will be primarily through the use of the mails, but employees of the Bank may solicit proxies, by personal interview, by telephone or by other means of communication, without additional compensation therefor. The Corporation will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing.

                                 ANNUAL REPORT

    A copy of the Corporation's Annual Report to Stockholders for the year ended December 31, 1993, which includes financial statements, has been previously mailed to all Stockholders. The Annual Report is not to be regarded as proxy soliciting material.

                                  10-K REPORT

    A copy of the Corporation's Annual Report to the SEC on Form 10-K for the year ended December 31, 1993 will be made available at the Meeting and may be obtained without charge by any Stockholder upon written request addressed to Cynthia Grossman, External Affairs, The First National Bank of Boston, P.O. Box 1987, 1-28-5, Boston, Massachusetts 02105.

                                            By Order of the Board of Directors,

                                                    /s/ GARY A. SPIESS

                                                       GARY A. SPIESS
                                                           Clerk
Dated:  March 21, 1994

           INDEX TO PROXY STATEMENT

                                     Page

     Voting Information.............   1
     Election of Directors..........   2
     Ratification of the Selection of
       Independent Auditors.........  19
     Stockholder Proposal...........  20
     Submission of Stockholder Pro-
       posals for 1995 Annual Meeting 20
     Other Matters..................  21
     By-Laws of the Corporation.....  21
     Expenses of Solicitation.......  21
     Annual Report..................  21
     10-K Report....................  21


                                     [EAGLE]



                                 BANK OF BOSTON
                                  CORPORATION




                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT





                                     Time:
                            Thursday, April 28, 1994
                                   10:30 A.M.





                                     Place:
                              600 Atlantic Avenue
                             Boston, Massachusetts

                                 (Auditorium of
                      The Federal Reserve Bank of Boston)






                   PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY

PROXY

                          BANK OF BOSTON CORPORATION

        The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated March 21, 1994 in connection with the Annual Meeting to be held at 10:30 a.m. on April 28, 1994 in the Auditorium of The Federal Reserve Bank of Boston, and hereby appoints Allen G. Barry, Helene R. Cahners-Kaplan and Frank L. Farwell, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of BANK OF BOSTON CORPORATION registered in the name provided herein which the undersigned is entitled to vote at the 1994 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES NAMED, FOR ITEM 2, AGAINST ITEM 3, AND AS PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                       .------------------.
                                                       | SEE REVERSE SIDE |
                                                       `------------------'


/ X / Please mark votes as in this example.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF BANK OF BOSTON CORPORATION.
__________________________________________________________________
   The Board of Directors recommends a vote FOR Proposals 1 and 2.
__________________________________________________________________
1. Election of five Directors for three-year terms (or if any
nominee is not available for election, such substitute as the Board                    ____________________________________
of Directors may designate):                                                           The Board of Directors recommends a
                                                                                            vote AGAINST Proposal 3.
NOMINEES: Countryman, Monan, Smith                                                     ____________________________________
          Stepanian, Van Faasen                               FOR  AGAINST  ABSTAIN                            FOR  AGAINST  ABSTAIN
     FOR              WITHHELD         2. Selection of Inde- /  /   /  /     /  /      3. Stockholder Proposal /  /   /  /     /  /
     all     /  /     from all  /  /      pendent Auditors.                               regarding Annual
   nominees           nominees                                                            Meeting date.
  For except vote withheld from the
  following nominee(s):
/  /________________________________

                                                                                        MARK HERE        /  /
                                                                                       FOR ADDRESS
                                                                                       CHANGE AND
                                                                                       NOTE CHANGE
                                                                                         AT LEFT



Please sign exactly as name appears      Signature:________________Date:_______
hereon. Joint owners should each         Signature:________________Date:_______
sign. When signing as attorney, exe-
cutor, administrator, trustee or
guardian, please give full title as such.